Schedule 1

Mandate Rate. The Mandate Rate for each class of the Fund shall be calculated pursuant to the table below.

Average Equity Asset Class Assets (Billions)	Mandate Rate (basis points)
	Class A, Class C, Class I, Class M Annualized Rate	Class Z Annualized Rate	Retail Class Annualized Rate
First $400	77	65	75
Next $400	71	58	67
Next $400	68	55	61
Over $1,200	66	54	58

Schedule 2

Maximum Management Fee Rate. The Maximum Management Fee Rate for each class of the Fund is set forth in the table below, if applicable.

Class A, Class M Annualized Rate (basis points)	Class C Annualized Rate (basis points)	Class I Annualized Rate (basis points)	Class Z Annualized Rate (basis points)	Retail Class Annualized Rate (basis points)
70	71	68	56	67

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\ |||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	FIDELITY ADVISOR SERIES VII
on behalf of Fidelity Advisor Industrials Fund

	By	/s/ Stacie M. Smith
Stacie M. Smith
President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC, with respect to the provisions set forth in Sections I and V

	By	/s/ Christopher J. Rimmer
Christopher J. Rimmer
Treasurer

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY LLC, with respect to the provisions set forth in Sections II, IV and V

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/ Brian Field
Brian Field
Vice President

FIDELITY SERVICE COMPANY, INC., with respect to the provisions set forth in Sections III, IV and V

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/ Stephanie Caron
Stephanie Caron
President

Date: June 11, 2025